ActusRayPartners Limited

Code of Ethics

REVISION
Date	By	Version	Changes
Feb 2022	Optima	1.00	Created
Mar 2022	CCO	1.01
Apr 2022	Optima	1.02
Jun 2022	CCO	1.03	Staff changes, Appendix E
Sep 2022	Optima	2.00	UCITS and 40 Act, Gifts and Entertainment, Personal Trading

THIS MANUAL IS THE PROPERTY OF ACTUSRAYPARTNERS LIMITED AND MUST BE RETURNED BY AN EMPLOYEE UPON THE EMPLOYEE’S TERMINATION OF EMPLOYMENT. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND MUST NOT BE REVEALED TO THIRD PARTIES.

Table of Contents

1 INTRODUCTION 6

2 OVERSIGHT OF THE CODE 7

2.1 Acknowledgement of the Code 7

2.2 Reporting Violations 7

2.3 Sanctions for Failure to Comply with the Code of Ethics 7

2.4 CCO’s Preclearance Requests 7

3 EMPLOYEE SUPERVISION 7

4 WHISTLEBLOWER POLICY 8

4.1 Introduction 8

4.2 Non-Retaliation Policy 9

4.3 SEC’s Whistleblower Program 9

5 CONFLICTS OF INTEREST GENERALLY 9

6 GIFTS AND ENTERTAINMENT 10

6.1 Gifts and Entertainment Policy 10

6.2 Permissible Gifts 10

6.3 Permissible Entertainment 11

6.4 Reporting of Gifts and Entertainment 11

6.5 Pre-Approval of Gifts and Entertainment 12

6.6 Charitable Donations 12

6.7 Quarterly Compliance Attestation 12

7 ANTI-BRIBERY AND ANTI-CORRUPTION POLICY AND PROCEDURES 12

7.1 Anti-Bribery and Anti-Corruption Policy 12

7.1.1 Foreign Corrupt Practices Act 13

7.1.2 FCPA Red Flags 13

7.1.3 Prevention of Bribery Ordinance (Cap 201) 13

7.1.4 Pre-Approval Requirement 14

7.1.5 Practical Suggestions 14

8 POLITICAL CONTRIBUTIONS AND PAY TO PLAY 14

8.1 Introduction 14

8.2 Pay to Play Policy 15

8.3 New Employee Certification 15

8.4 Pre-Approval of Political Contributions 15

8.5 Pay to Play Policy Quarterly Compliance Attestation 15

9 PERSONAL TRADING POLICY 15

9.1 General Policy 15

9.2 Covered Accounts and Non-Discretionary Managed Accounts 16

9.3 Definition of Reportable Security 17

9.4 Reporting of Employee’s Holdings and Transactions 17

9.4.1 Initial Holdings Report 17

9.4.2 Semi-Annual Holdings Report 17

9.4.3 Duplicate Brokerage Statements (Monthly Transaction Report) 18

9.4.4 New Accounts 18

9.5 Pre-Approval Trading Requirements 18

9.5.1 Pre-Approval Procedures 19

9.6 Minimum Holding Period 19

9.7 Exemption from Reporting on Automatic Investment Plans 20

9.8 Limited Offerings 20

9.9 Limited Offerings Policy Quarterly Compliance Attestation 20

9.10 Initial Public Offerings 20

9.11 Specific Account Exemptions 21

9.12 Review and Retention of Reports 21

9.12.1 Escalation of Violations and Sanctions 21

9.12.2 Confidentiality 21

9.13 The Restricted List and Grey List 21

9.14 Miscellaneous 22

10 OUTSIDE BUSINESS ACTIVITIES 22

10.1 Outside Business Activities Policy 22

10.2 Family Member’s Conflicts of Interest 23

10.3 Outside Business Activities Policy Initial and Quarterly Compliance Attestation 23

11 INSIDER TRADING 24

11.1 Introduction 24

11.2 Penalties for Insider Trading 24

11.3 Definitions 25

11.3.1 Nonpublic Information 25

11.3.2 Material Information 25

11.3.3 Insider and Temporary Insider 25

11.3.4 Tipper / Tippee Liability 25

11.4 Breach of Duty 25

11.5 Firm’s Insider Trading Policy 26

11.6 Procedures Designed to Detect and Prevent Insider Trading 26

11.7 Channel Checking 26

11.8 Insider Trading Policy Quarterly Compliance Attestation 27

11.9 Compliance Responsibilities 27

12 PAID EXPERT POLICY AND PROCEDURES 27

12.1 Introduction 27

12.2 Paid Expert Procedures 27

12.2.1 Consultant Retained Through an Expert Network or Political Intelligence Firm

28

12.2.2 Consultant not retained through an Expert Consultant Provider 30

13 POLITICAL INTELLIGENCE FIRMS 30

14 COMMUNICATIONS WITH "VALUE-ADDED INVESTORS” 31

14.1 Definition 31

14.2 Policy and Procedures 31

14.2.1 Preclearance Procedures for Value-Added Investors 32

15 CONTACTS WITH PUBLIC COMPANY OFFICIALS 32

15.1 Introduction 32

15.2 Scheduled One-on-One Meetings with Public Company Officials 32

15.3 One-on-one Meetings at Conferences Sponsored by Broker-Dealers 32

15.4 Compliance Review of Contacts with Public Company Officials 33

16 COMMUNICATIONS WITH OTHER "BUY SIDE" FIRMS 33

16.1 Introduction 33

16.2 Compliance Review of Communications with Buy-Side Firms 33

17 ALTERNATIVE DATA PROVIDERS 33

17.1 Web Scraping 34

Appendix A – Gifts and Entertainment Form 35

Appendix B – New Employee Political Contribution Disclosure Form 36

Appendix C – Political Contribution Pre-Approval Request Form 38

Appendix D – Initial Holdings / Semi-Annual Holdings Report 40

Appendix E – Personal Trade Pre-Approval Request Form 42

Appendix F – Limited Offerings Pre-Approval Form 43

Appendix G – Notification form for Restricted Securities 45

Appendix H – Outside Business Activity Pre-Approval and Insider Disclosure Statement 47

Appendix I – Specific Procedures to Prevent Insider Trading 49

Appendix J - CONSULTANT QUESTIONNAIRE (Engagement Outside of Paid Expert Provider)

............................................................................................................................................................. 51

Appendix K - ORAL CONSULTATION STATEMENT 53

Appendix L - PRE-CONSULTATION QUESTIONNAIRE AND ACKNOWLEDGMENT 54

1 INTRODUCTION

The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment “Advisers” registered with the U.S. Securities and Exchange Commission (“SEC”) to adopt a written code of ethics. This code of ethics (the “Code”) sets forth standards of conduct expected for “Supervised Persons,” i.e., any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of ActusRayPartners Limited (the “Adviser”, the “Company”, the “Firm” or “ARP”) or any other person who provides investment advice on the Adviser’s behalf and is subject to the Adviser’s supervision and control (hereafter, an “Employee”). The Code establishes the Adviser’s and each Employee’s fiduciary duty to the Adviser’s private funds, investors in its private funds, registered funds of which the Adviser provides sub-advisory services and separately managed accounts (collectively referred to herein as the “Clients”). The Code also addresses certain possible conflicts of interest and includes the Adviser’s employee personal trading policy. The Code should be read in conjunction with the Adviser’s Compliance Policy; together they form the Compliance Manual (the “Manual”).

The Code applies to the Adviser and its group companies and its employees, including ActusRayPartners Pty Ltd and ActusRayPartners Holding Limited.

The Code is prepared in accordance with regulations and requirements set forth by the SEC, including the Advisers Act and the Investment Company Act of 1940 (“40 Act”), in addition to the Hong Kong’s Securities and Futures Commission (“SFC”) and Undertakings for Collective Investment in Transferable Securities (“UCITS”) rules, as applicable to ARP’s specific areas of business.

The following standards of business conduct will govern the interpretation and administration of this Code:

• The interests of the Clients must always be placed first.

• All investment transactions (including personal trading transactions) must be conducted consistent with this Code, and in such a manner as to avoid any actual or perceived conflict of interest, or any abuse of an Employee’s position of trust and responsibility.

• Employees must not misrepresent the Firm or their role within the Firm.

• Employees should not take inappropriate advantage of their positions with the Adviser.

• Employees must comply with all applicable US “Federal Securities Laws.”1

The Code is designed to cover a variety of circumstances and conduct. However, no policy or procedure can anticipate every possible situation. Consequently, Employees are expected not

1 Federal Securities Laws means: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes; and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the U.S. Treasury.

only to abide by the letter of the Code, but also to aspire to its spirit by upholding the Adviser’s fundamental ideals that include integrity, honesty, and trust. The Code should be an active part of an Employee’s normal course of business.

The Adviser may modify any or all of the policies and procedures set forth in the Code. Should revisions be made, Employees will receive written notification from the Chief Compliance Officer (along with any person who is delegated authority for compliance matters, the “CCO”). In the event an Employee has any questions regarding his or her responsibilities under the Code, he or she must contact the CCO.

2 OVERSIGHT OF THE CODE

2.1 Acknowledgement of the Code

Each Employee must execute and return to the CCO the “Employee Acknowledgement of Receipt and Compliance Attestation” form (see Appendix A in the ARP Compliance Policy) upon hire and annually thereafter, certifying that he or she has read and understands the Code’s and Manual’s contents.

2.2 Reporting Violations

All Employees must promptly report any violations of the Code and any US Federal Securities Laws or relevant Hong Kong regulations to the CCO.

2.3 Sanctions for Failure to Comply with the Code of Ethics

If it is determined that an Employee has committed a violation of the Code, the Firm may impose sanctions and/or take other action as deemed appropriate. These actions may include, among other things, disgorgement of profits, criminal or civil penalties, a letter of caution or warning, suspension or termination of employment, and/or notification to the SEC or other federal regulatory authority of the violations.

Violation of the Code may also result in ARP retaining a record of violations and records taken.

2.4 CCO’s Preclearance Requests

In all circumstances requiring pre-approval of an activity under the Code, one of the Directors of ARP will provide pre-approval to the CCO according to the provisions of the Code.

3 EMPLOYEE SUPERVISION

Pursuant to Advisers Act Section 203(e), if an investment adviser fails to reasonably supervise an employee and that person violates the Federal Securities Laws, the SEC may censure, limit the activities of, or revoke, the registration of the investment adviser. However, Section 203(e)(6) states that an investment adviser will not be deemed to have failed to reasonably supervise any person if the adviser has: (i) established procedures and a system for applying such procedures, that would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and (ii) reasonably discharged the duties and obligations incumbent upon it by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

The Adviser takes seriously its obligation to supervise its Employees. Accordingly, the Adviser’s “Compliance Program,” which is comprised of the policies and procedures contained in the Manual and this Code, is designed to ensure that it reasonably supervises its Employees with a view to preventing violations of the Advisers Act and its rules, as well as other applicable Federal Securities Laws. The Firm expects each Employee who acts in a supervisory capacity to oversee any other Employee under his or her supervision in a manner consistent with the policies and procedures contained in the Compliance Program. The Adviser’s management shall have overall responsibility for assigning supervisory responsibility. Any questions regarding the scope of this expectation should be brought to the attention of one of the Directors.

Where CCO (or other managerial) approval is required for the Adviser or an Employee to take certain actions, the CCO (or such other person) may deny or withhold approval if, in the CCO’s (or such other person’s) good faith determination, the proposed action by the Employee would not be in the best interests of the Adviser and its Clients, or would otherwise violate applicable policies and procedures, contractual restrictions or laws and regulations.

The Adviser retains an independent third-party that conducts background checks on prospective employees (for example, confirming employment histories, disciplinary records, financial background and credit information) and contacts personal references. In addition, the Adviser will not employ persons with a prior disciplinary history (for example, discipline regarding misappropriation, unauthorized trading, forgery, bribery or making unsuitable recommendations). However, should the Adviser employ a person with a disciplinary history, the Adviser may implement additional procedures so that the Adviser is able to identify any misconduct by such person.

4 WHISTLEBLOWER POLICY

4.1 Introduction

Pursuant to the Adviser’s “Whistleblower Policy,” it is the responsibility of all Employees to comply with the Firm’s policies and procedures as well as applicable law and to report violations or suspected violations including, but not limited to, instances of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Employees making reports or complaints pursuant to this Whistleblower Policy will be protected from retaliation under the Advisers Non-Retaliation Policy that is a part of this Whistleblower Policy. The Whistleblower Policy is intended to encourage and enable Employees to raise serious concerns within the Firm prior to seeking resolution outside of the Adviser.

The Adviser encourages Employees to raise their questions, concerns, suggestions or complaints with their direct supervisor. If the Employee is not comfortable speaking with his or her supervisor, or an Employee is not satisfied with his or her supervisor’s response, the Employee should reach out to the CCO or HR.

The Adviser will investigate all suspected violations. The CCO is responsible for promptly investigating and resolving all reported complaints or allegations of violations of the Adviser’s policies and procedures and/or applicable laws. The CCO, at their discretion, may advise the

Directors of ARP of any allegations. Any Employee filing a complaint concerning a violation or suspected violation of the Adviser’s policies and procedures or applicable law must act in good faith and have reasonable grounds for believing that the information disclosed indicates a violation. Any allegation that proves to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

4.2 Non-Retaliation Policy

The Adviser forbids retaliation against anyone who, in good faith, reports or complains, assists in making a complaint, or cooperates in an investigation of financial impropriety or irregularity, dishonest activity or any other conduct that is prohibited by the Adviser’s policies and procedures or applicable law. Any Employee participating in an investigation is required to keep all interviews and other details of the investigation confidential to the fullest extent practicable and to refrain from discussing such matters with anyone, other than those individuals conducting or directing the investigation. Nothing in this policy prohibits an Employee from making a report, complaint, or charge to any governmental agency or from communicating with a governmental agency in connection with a report, complaint, or charge (see “SEC’s Whistleblower Program,” below). Any Employee who retaliates against another employee in violation of this policy will be subject to discipline, up to and including immediate termination.

4.3 SEC’s Whistleblower Program

The SEC’s “Whistleblower Program” provides monetary incentives for individuals to come forward and report possible violations of the Federal Securities Laws to the SEC. Under the SEC’s Whistleblower Program, eligible whistleblowers are entitled to an award of between 10% and 30% of the monetary sanctions for information that leads to a successful SEC action resulting in an order of monetary sanctions exceeding $1 million. An “eligible whistleblower” is a person who voluntarily provides the SEC with original information about a possible violation of the Federal Securities Laws that has occurred, is ongoing, or is about to occur. Employees are eligible for an award for information reported internally if the information is reported to the SEC (by either the Employee or the Firm) within 120 calendar days of the Employee’s internal reporting. The Firm encourages Employees to follow the Firm’s Whistleblower Policy and to submit any inquiries regarding the SEC’s Whistleblower Program to the CCO.

5 CONFLICTS OF INTEREST GENERALLY

It is the Advisers policy generally that all Employees act in good faith and in the Adviser’s best interests. To this end, Employees must not put themselves or the Adviser in a position that would create even the appearance of a conflict of interest. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO so that a determination may be made whether such interest or activity should be disclosed to Clients, disposed of, discontinued or limited. The following sections of this Code are designed to address the material conflicts of interest that Employees can expect to encounter in fulfilling their responsibilities to the Firm.

6 GIFTS AND ENTERTAINMENT

6.1 Gifts and Entertainment Policy

Employees giving or receiving gifts or entertainment to individuals or firms with whom the Firm does, or is likely to do, business with may give the appearance of a conflict of interest. The Adviser’s “Gifts and Entertainment Policy” distinguishes between a gift and entertainment. A “Gift” is an item (or service) of value that a third party provides to an Employee (or an Employee to a third party) where there is no business communication involved in the enjoyment of the Gift. “Entertainment” contemplates that the giver participates with the recipient in the enjoyment of the item or service. Entertainment is only appropriate when used to foster and promote business relationships for the Firm.

Solicitation of Gifts and/or Entertainment from individuals or firms with whom the Adviser does, or is likely to do, business with is unprofessional and is strictly prohibited. Employees also are prohibited from directly or indirectly making, soliciting or accepting any loans (for example, crowdfunding loans) other than accepting personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms.

Employees should be aware of the cumulative value and effect of gifts over time and ARP expects all employees to exercise good judgement in considering the value, frequency and intent of gifts and entertainment.

6.2 Permissible Gifts

Employees may not receive a Gift from anyone with whom the Adviser has or is likely to have any business dealings, except as follows:

• Ticket(s) to a conference, workshop and/or corporate event involving multiple attendees which are provided by a sponsor, client or business partner. However, Employees are required to obtain the CCO’s pre-approval prior to acceptance.

• Payment of out-of-town accommodation expenses by a sponsor of an industry, company or business conferences involving multiple attendees from outside the Firm where the Employee’s expenses are being paid by the sponsor on the same basis as other attendees. However, Employees are required to obtain the CCO’s pre-approval before accepting out-of-town accommodations or travel expenses.

• A Gift given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (for example, holiday gifts).

• Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (for example, closing dinner gifts, Gifts given at an industry conference or seminar).

• Employees may receive wedding, graduation or similar types of Gifts from

Clients that in some cases may be difficult to return to the sender. The CCO will consider such Gifts on a case-by-case basis and determine whether such Gifts present a conflict of interest in light of the overall relationship with the Client.

Employees may not give a Gift from anyone with whom the Adviser has or is likely to have any business dealings, except as follows:

• A Gift given to employees of companies in which ARP has a business relationship with, where the Gift is provided on the same basis to all companies and not personally selected for an employee (for example, holiday gifts).

Furthermore, an Employee may under no circumstances receive or give cash or cash equivalent Gifts, such as gift cards, gift certificates, or any item that can be used as, or alongside, hard currency. If an Employee is unable to judge the value of a Gift, whether a Gift is considered a cash equivalent, or believes that the Entertainment may be excessive, he or she must contact the CCO for guidance. Additionally, all cash and cash equivalent gifts must be forfeited to the CCO who will decide the best course of action for disposing of the Gift which may include, but is not limited to, returning the Gift to the giver or donating the Gift to charity.

In promoting a specific investment product to a client, the Firm or any of its Employees will not offer any gift other than a discount of fees or charges.

Gifts given or received may be subject to reporting and pre-approval requirements, please see Sections 6.4 and 6.5 respectively.

6.3 Permissible Entertainment

Meals and Entertainment customarily associated with ethical business practices that cannot be reasonably interpreted by others as constituting an inducement to take a particular action are permissible but are subject to the notification and/or pre-approval requirements set out in Section 6.4 and 6.5 below. Spouses and other family members may at times attend Entertainment events. Trends, unusually high frequency and the value of such situations should be monitored by the Employee and the CCO to ensure that actual or apparent conflicts of interest are avoided. Employees are required to notify the CCO if any family members will be attending an Entertainment event.

6.4 Reporting of Gifts and Entertainment

Gifts or Entertainment in excess of HKD$600 (approximately US$75), given or received, must be disclosed, on the Gifts and Entertainment Form (see Appendix A – Gifts and Entertainment Form), to the CCO.

All accepted invitations to events should be reported (regardless of costs).

Seasonal gifts (e.g., mooncakes for mid-autumn festival or chocolates for Christmas) should also be reported (regardless of costs).

All Gifts and Entertainment given or received from or on behalf or ARP, as part of a business- related relationship (which may include current, past or future clients, business partners, prospects, past or current ARP employees, regulators or any other parties that may be seen as a business-relationship) are in scope. In case of any doubt the Employee should reach out to the CCO.

6.5 Pre-Approval of Gifts and Entertainment

Where gifts or hospitality/benefits are in excess of HKD$1000 (approximately US$130) in value then prior approval is required from the CCO before it can be offered or accepted. Such gifts or hospitality/benefits are to be reported on Gifts and Entertainment Form (Appendix A).

Pre-approval for any gifts or entertainment, given or received to brokers, MUST be sought via the Gifts and Entertainment Form (Appendix A), to the CCO, regardless of cost.2. Pre-approval should be received where practicable, otherwise please reach out to the CCO for approval as soon as possible.

6.6 Charitable Donations

Employees may not make charitable donations in the Firm’s name or on its behalf without the CCO’s prior pre-approval. Employees may not solicit charitable donations from an employee of a broker-dealer, an investor, a prospective investor, an individual appointed by the Firm to serve as an independent director, a data provider, accounting firm, law firm, or any other person or entity that does or seeks to do business with or on behalf of Firm without the CCO’s pre-approval.

6.7 Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Gifts and Entertainment Policy.

7 ANTI-BRIBERY AND ANTI-CORRUPTION POLICY AND PROCEDURES

7.1 Anti-Bribery and Anti-Corruption Policy

The Adviser’s “Anti-Bribery Policy” prohibits Employees from offering payments, or anything else of value, to a government official that will assist the Adviser in obtaining or retaining business or securing any improper business advantage, including making, promising or offering bribes to maintain existing business relationships or operations. Anyone at the Adviser found to be violating the Anti-Bribery Policy will be subject to disciplinary action, which may include termination. The Adviser requires all Employees to report any suspicious activity that may violate the Anti-Bribery Policy to the CCO, including any offer, suggestion, arrangement or other matter or proposal put to an Employee which may be considered an inducement or bribery or which may be or may not be viewed or construed as an inducement or bribery. An Employee’s failure to report known or suspected violations may itself lead to disciplinary action. As a Registered Investment Adviser under the SEC and as a regulated entity under the SFC, the Adviser is subject to, at a minimum, the U.S. Foreign Corrupt Practices Act and Hong Kong’s Prevention of Bribery Ordinance (Cap 201).

2 The SEC’s Division of Investment Management issued a Guidance Update in 2015 stated the Commission’s view that a fund’s portfolio manager accepting gifts or entertainment from a broker-dealer for the purchase or sale of a fund’s portfolio securities, the portfolio manager may have received compensation for such a trade and will have violated the 40 Act. Employees of ARP MUST be vigilant to avoid the actual occurrence of, or appearance of, this scenario.

7.1.1 Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a “Foreign Official”3 for the purpose of influencing an official act or decision to obtain or retain business. The FCPA applies to all Foreign Officials and all employees of state-owned enterprises. The definition of Foreign Official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both the Firm and its Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a Foreign Official.

7.1.2 FCPA Red Flags

Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

• The foreign country’s reputation for corruption;

• Requests by a foreign agent for offshore or other unusual payment methods;

• Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;

• An apparent lack of qualifications;

• Non-existent or non-transparent accounting standards; and

• Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for the Firm and/or Employees and jail terms for Employees.

7.1.3 Prevention of Bribery Ordinance (Cap 201)

Pursuant to the Prevention of Bribery Ordinance (Cap 201) and related guidance issued by the Independent Commission Against Corruption (“ICAC”), it is an offence for ARP’s staff to solicit or accept an advantage as an inducement to, or reward for, his doing or refrain from doing any act in relation to the Firm’s business affairs.

3 A “Foreign Official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state- owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

7.1.4 Pre-Approval Requirement

Employees are prohibited from giving anything of value to a Government Official without the CCO’s pre-approval.

7.1.5 Practical Suggestions

When an advantage is voluntarily given, you should consider accepting only if:

(i) the acceptance will not influence your performance and is clearly reasonable in the circumstances;

(ii) you will not feel obliged to do something in return for the offeror;

(iii) you are able to openly discuss the acceptance without reservation; and

(iv) the nature (e.g., advertising or promotional gift, customary gift or lucky money given during festive events) and the value of the advantage are such that refusal could be seen as unsociable or impolite. Any queries to assess whether acceptance of an advantage is legitimate should be clarified with the CCO.

Under no circumstances should a director or staff member offer bribes to any person or company for the purpose of influencing such person or company in obtaining or retaining business for or directing business to the Firm. When the Firm provides advantages to business associates such as brokers or fund managers during the course of business dealings, the Firm has the responsibility to clarify that the recipients have obtained permission from their employer.

8 POLITICAL CONTRIBUTIONS AND PAY TO PLAY

8.1 Introduction

The Advisers Act’s “Pay to Play Rule” restricts the Adviser and its Employees from making any political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments; and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

8.2 Pay to Play Policy

The Adviser’s “Pay to Play Policy” prohibits the Adviser and its Employees from making any “contribution”4 (i) to candidates running for state or local political office, (ii) to candidates running for federal office who currently hold a state or local political office, or (iii) to political parties or political action committees (“PACs”) that may contribute to such campaigns (collectively, a “Political Contribution”) with the intent of directly or indirectly influencing any investment management relationship. In addition, under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, Immediate Family Members (as defined below), attorneys, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.5

8.3 New Employee Certification

When an individual is employed by the Adviser, the Adviser must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for the Adviser, then the Firm is required to look back at the Employee’s Political Contributions for two (2) years. If the Employee is not involved in soliciting Clients, then the Adviser is only required to look back six (6) months. The CCO will determine whether any such past Political Contribution will affect the Adviser’s business. Upon joining the Adviser, each new Employee must complete a “New Employee Political Contribution Disclosure Form” (attached hereto as Appendix B).

8.4 Pre-Approval of Political Contributions

The Adviser prohibits Employees from making political contributions to local, state or federal officials and/or political parties and affiliates without the CCO’s written pre-approval obtained by completing a “Political Contribution Pre-Approval Request Form” (maintained by the CCO and included as Appendix C) hereto before making a Political Contribution.

8.5 Pay to Play Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Pay to Play Policy.

9 PERSONAL TRADING POLICY

9.1 General Policy

Pursuant to the Advisers Act’s Code of Ethics Rule and Rule 17J-1 of the 40 Act, the Adviser has adopted the following “Personal Trading Policy.” The Code of Ethics Rule requires that

4 “Contribution” is broadly defined and means the giving of “anything of value” in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including contributions to any candidate for political office, political party or PAC. Anything of value includes providing services to a campaign, political part or PAC.

5 The Pay to Play Rule contains a “catch-all” provision that prohibits indirect acts, which if done directly, would violate the Rule.

any “Access Person” submit to the CCO reports of the Access Person's current securities holdings.

For purposes of this Personal Trading Policy, Access Persons are defined as;

1. any directors, officers, partners, controlling persons and employees of ARP; or

2. persons accredited to ARP for conducting regulated activities; or

3. connected persons of Access Persons mentioned above, who are defined as anyone over whom the Employee can exercise control or influence, including the accounts of immediate family members (including the Employee’s children, stepchildren, grandchildren, parent, stepparent, grandparent, spouse6, sibling, mother-in-law, father-in-law, son-in-law, brother-in-law, or sister-in-law, and adoptive relationships) (“Immediate Family Members”) residing in the same household as those Access Persons.

It is the Employee’s responsibility to ensure that the Employee’s Immediate Family Members are aware of this Personal Trading Policy and adhere to it.

Pursuant to the Advisers Act’s Books and Records Rule and Rule 17J-1 of the 40 Act, the Adviser maintains a record of: (i) each report made by an Employee pursuant to the Code of Ethics Rule; (ii) the names of persons who are currently, or within the past five (5) years were, Access Persons of the Adviser; and (iii) any decision, and the reasons supporting the decision, to approve the acquisition of securities by Employees pursuant to this Personal Trading Policy for at least five (5) years after the end of the fiscal year in which the approval was granted.

9.2 Covered Accounts and Non-Discretionary Managed Accounts

A “Covered Account” includes accounts in which the Access Person has direct or indirect influence or control over the account’s investment decisions.

All Access Persons are required to obtain approval from the CCO to hold or open any new Covered Accounts.

A “Non-Discretionary Managed Account” includes accounts in which the Access Person does not have any direct or indirect influence or control over specific investment decisions and all investment decisions are made by a third party unrelated to the Access Person or ARP. Non-Discretionary Managed Accounts include but are not limited to: private funds, occupational retirement schemes and accounts held and managed with wealth managers.

The CCO must pre-approve any arrangement whereby a Non-Discretionary Managed Account is exempt from the trading restrictions and prohibitions contained in this Personal Trading Policy. The pre-approval process may include reviewing the Non-Discretionary Managed Account’s investment management agreement, internal policies and procedures of the third- party manager and certifications as to the third party’s control on the account, among others.

6 The SEC interprets the term “spouse” to include an individual married to a person of the same sex.

Any Access Person that is the beneficial owner of a Non-Discretionary Managed Account is prohibited from communicating with the third-party adviser, broker or trustee administering the account regarding any specific investment decisions.

9.3 Definition of Reportable Security

“Reportable Securities” includes any financial instruments held in the name of or on behalf of the Access Person which includes but is not limited to:

1. Securities as defined in Sch 1 of the SFO or the SEC7;

2. Shares or debentures of a company that is a private company within the meaning of section 11 of the Companies Ordinance (Cap 622); and

3. Any interest in an exchange traded fund, MPF scheme, ORSO scheme.

9.4 Reporting of Employee’s Holdings and Transactions

Access Persons with Covered Accounts are required to ensure that copies of records and statements of personal transactions entered into by them are submitted to the CCO on a monthly basis within 7 calendar days of the brokerage account statements being generated. Access Persons are required to periodically report their personal securities transactions and holdings to the CCO for their Covered Accounts. Upon commencement of employment with the Adviser, Access Persons must provide the CCO with the names of any brokerage firms or banks where the Employee has an account in which any securities, futures or commodities are held.

9.4.1 Initial Holdings Report

Each new Employee must provide the CCO with an “Initial Holdings Report” attached hereto as Appendix D for Covered Accounts and Non-Discretionary Managed Accounts, as well as any Limited Offerings. The Initial Holdings Report must be submitted within ten (10) business days of the Employee’s commencement of employment and the report must be current as of a date not more than 45 calendar days prior to the individual being hired.

9.4.2 Semi-Annual Holdings Report

Each Access Person must provide the CCO with a “Semi-Annual Holdings Report” also attached hereto as Appendix D for disclosing Covered Accounts and Non- Discretionary Managed Accounts, as well as any Limited Offerings, containing the same information required in the Initial Holdings Report as described above. The Semi- Annual Holdings Report must be submitted on a semi-annual basis and must be

7 The SEC defines a "security" as "any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, … transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security … or on any group or index of securities … or [any] warrant or right to subscribe to or purchase any of the foregoing."

current as of a date not more than 45 calendar days prior to the date that the Annual Holdings Report is submitted.

9.4.3 Duplicate Brokerage Statements (Monthly Transaction Report)

ARP is required to obtain a “Monthly Transaction Report” from its Access Persons. However, the Code of Ethics Rule permits Employees to submit brokerage statements in lieu of the transaction report. Therefore, the Firm requires Employees to instruct their brokerage firm(s) to submit duplicate brokerage account statements for all Covered Accounts directly to the CCO. In the event that an Employee’s brokerage firm does not submit the Employee’s brokerage statements directly to the CCO, the Employees is required to provide the CCO with copies of his or her monthly brokerage account statements relating to each Covered Account. Brokerage statements must be submitted within 30 calendar days of the end of the calendar month.

9.4.4 New Accounts

Access Persons must notify the CCO within ten (10) business days in writing (email will suffice) if the Employee opens any new account with a brokerage firm or other custodian or moves an existing account to a different brokerage firm or other custodian. The Employee or Access Person should also notify in advance the CCO of their intention to do so.

9.5 Pre-Approval Trading Requirements

Access Persons are permitted to conduct trading of the following in their personal accounts subject to adherence with the pre-clearance procedures per Section 9.6.1 of the Code:

1. Single name securities; or

2. Securities where there exists at least 1 single name in the underlying securities with a weight greater than 15%; or

3. Exchange traded funds subject to the Firm’s Grey List (defined below).

The following financial instruments may be traded by Access Persons on a personal level and are not subject to pre-clearance:

1. Government bonds; or

2. Money market funds; or

3. Mutual Funds; or

4. Securities where there does not exist a single name in the underlying securities with a weight greater than 15% (except for ETFs on the Grey List); or

5. Any accounts that are within a wholly discretionary trading mandate managed by an independent third party of which a prior declaration was issued by the Access Person stating that they will not have any role in the management of the investments within the account and that the investment manager will provide a monthly brokerage statement to ARP.

9.5.1 Pre-Approval Procedures

Access Persons are required to obtain prior written approval for personal account dealing from the CCO. The approval to create the order should be valid for 24 hours once the approval is received and the order must be executed within 24 hours of the creation of the order. Furthermore, the order is subject to the rules below. Please refer to Appendix E – Personal Trade Pre-Approval Request Form.

Written approvals for personal account requests are subject to the following rules:

(i) Access Persons may not buy or sell an investment on a day in which ARP has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn;

(ii) Access Persons may not buy or sell an investment for their personal account within one trading day before (if the Access Person is aware of a forthcoming fund transaction) or after trading in that investment on behalf of the fund;

(iii) Access Persons may not buy or sell an investment for their personal account within one trading day before (if the Access Person is aware of a forthcoming recommendation) or after a recommendation on that investment is made or proposed by ARP.

(iv) Cross trades between Access Persons and funds managed by ARP are prohibited;

(v) Short-selling of any securities recommended by the Fund for purchase are prohibited;

(vi) Access Persons are prohibited from participating in initial public offerings available to funds managed by the ARP and should not use their positions to gain access to initial public offerings for themselves or any other person; and

(vii) Access Persons should comply with the minimum holding period as detailed in Section 9.6.

In the event that a personal holding has been automatically executed without action and/or consent of any Access Persons (e.g., due to margin calls, divestment, etc.), the details of the transaction must be reported to the CCO within 48 hours of the transaction or when any Access Person is made aware. Where deemed appropriate, the CCO may investigate whether any Access Persons acted improperly with the intent to circumvent the procedures, rules and restrictions outlined in Section 9.

9.6 Minimum Holding Period

All Access Persons are not permitted to execute a trade that will reduce or reverse exposure to a personal holding investment where a transaction had been completed within a 30 calendar days period prior to the written request for personal account dealing (calculated on a Last-In, First-Out basis), unless, in addition to the normal Prior Written Approval, further written approval of the CCO is given for an earlier disposal.

9.7 Exemption from Reporting on Automatic Investment Plans

An Employee is not required to submit a Holdings Report or a Quarterly Transaction Report with respect to transactions effected pursuant to an “Automatic Investment Plan.”8

9.8 Limited Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in a “Limited Offering.”9 Pursuant to the Firm’s “Limited Offerings Policy,” Employees and their immediate family members must obtain the CCO’s pre-approval before entering into a Limited Offering, also known as a private placement, using the form attached hereto as Appendix F. Limited Offerings include investments in private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters, and shares issued prior to a public distribution.

Prior to making the initial or any follow-on investment, the Employee must arrange for the CCO to review and obtain any private placement memorandum, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a brief written yearly update. Approvals are valid for a 3-month period.

The execution and/or transaction of rights of a personal holding investment will require the normal pre-clearance approval process as outlined in Section 9.6. Due to particular covenants that may exist as part of the right and that may breach or contravene the procedures, rules and restrictions outlined in Section 9, an additional prior written approval / exemption from the CCO will be required before the execution and/or transaction.

9.9 Limited Offerings Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Limited Offerings Policy.

9.10 Initial Public Offerings

The Code of Ethics Rule requires Access Persons to obtain the CCO’s pre-approval prior to investing in an initial public offering (“IPO”). The Firm permits Employees to invest in IPOs subject to the CCO’s pre-approval.

8 “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

9 “Limited offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section

4(6), or pursuant to Rule 504, Rule 505, or Rule 506, under the Securities Act of 1933.

9.11 Specific Account Exemptions

Any Employee who wishes to seek an exemption of a specific Covered Account from coverage under the Code must contact the CCO for an exemption/waiver request. The CCO will make a determination of whether such exemption/waiver would be in the best interests of the Adviser’s Clients. The CCO will prepare a written memorandum of any exemption/waiver granted, describing the circumstances of, and reasons for, the exemption/waiver. The CCO must obtain pre-approval from one of the Managing Partner for any account exemption requests.

9.12 Review and Retention of Reports

The CCO shall review the Holdings Reports, duplicate brokerage statements (in lieu of Monthly Transaction Reports) and any successful pre-approval forms to determine whether any violations of the Adviser’s policies or of the Federal Securities Laws have occurred. The Firm shall maintain appropriate procedures to ensure compliance including but not limited to a semi-annual review of:

- All Access Person’s declared holdings which are cross referenced with monthly broker statements; and

- A sample check of Access Person’s monthly broker statements to ensure compliance with the pre-approval procedures stipulated in Section 9.6.1 of this Code.

If there are any discrepancies between holdings reports, transaction reports or preclearance forms, the CCO shall contact the responsible Employee to resolve the discrepancy. If the Firm determines that an Employee has violated the Code, such Employee may be subject to disciplinary action or restrictions on further trading.

9.12.1 Escalation of Violations and Sanctions

Upon discovering a violation of the procedures contained in this Code, the CCO will notify Managing Partner(s) and the Adviser may impose sanctions as it deems appropriate.

9.12.2 Confidentiality

The CCO and any other designated compliance personnel receiving reports of an Employee’s holdings and transactions under this Code will keep such reports confidential, except to the extent that the Firm is required by law to disclose the contents of such reports to regulators.

9.13 The Restricted List and Grey List Restricted List:

ARP operates a Restricted List policy for situations where it is in possession of non-public information regarding securities or companies. The primary purpose of the policy is to ensure ARP does not trade in circumstances which could constitute insider dealing or market abuse, as well as more generally protecting its reputation. The procedures for adding/removing a security/company to the restricted list are set out below:

(i) If you become aware, or suspect, that you have received confidential non-public information, you must inform the CCO immediately and complete the information contained in Appendix G – Notification Form for Restricted Securities, who will add the security to the Restricted List where applicable.

(ii) The stock will be removed from the Restricted List once all material information has been made public or is no longer current.

(iii) The Restricted List will be held in a document saved on a secured folder on the server accessible by all employees.

(iv) The Restricted List will be populated in the portfolio management system which has pre-trade compliance checks built in.

In no case should anyone accept a “wall crossing” or sign a Non-Disclosure Agreement (NDA) without prior approval. Any such requests from companies or their agents should be referred to the CCO.

Employees should on the onset of any discussions state that no inside information should be shared and that they are not to be brought “inside” during the discussions. If you have any questions regarding the Restricted List, please consult the CCO.

ARP prohibits all staff from trading in stocks on the Restricted List.

Grey List

ARP operates a Grey List policy for securities within the investment universe. Employees are required to adhere to pre-approval process in trading in securities on the Grey List.

The CCO is responsible for maintaining the Restricted List and Grey List. Securities will remain on the Restricted List and Grey List until such time as the CCO deems their removal appropriate.

9.14 Miscellaneous

The Firm will maintain appropriate procedures to distinguish personal transactions for Access Persons from other transactions, and to ensure that such transactions are properly approved and there is an adequate audit train of such approval and the transaction;

The Firm does not permit Access Persons to delay the settlement of personal transactions beyond the normal settlement time for the relevant market.

10 OUTSIDE BUSINESS ACTIVITIES

10.1 Outside Business Activities Policy

Pursuant to the Adviser’s “Outside Business Activities Policy,” Employees must obtain the CCO’s pre-approval before engaging in outside business activities. An “Outside Business Activity” includes being (whether or not on behalf of the Firm) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-

Firm entity or organization. Employees wishing to enter into or engage in an Outside Business Activity must obtain the CCO’s pre-approval using the “Outside Business Activity Pre- Approval and Insider Disclosure Statement” attached hereto as Appendix H.

10.2 Family Member’s Conflicts of Interest

Employees have an ongoing responsibility to notify the Adviser about 1) any special relationship that the Employee has with an Immediate Family Member10 (see Personal Trading Policy, Definition of Covered Account), over whom the Employee can exercise control or influence, regardless of whether the Immediate Family Member resides with the Employee. and/or 2) any special relationship that the Employee has with an Immediate Family Member, over whom the Immediate Family Member can exercise control or influence over the Employee, regardless of whether the Immediate Family Member resides with the Employee

Employees must notify the CCO if an Immediate Family Member (over whom they can exercise control or influence or who can exercise control or influence over the Employee):

• Is running for a board position or involved in a proxy contest at a public company;

• Conducts business with or works for an entity that conducts business with the Firm; or

• Works for or on behalf of any newspaper, radio, television, magazine, internet or other media organization.

10.3 Outside Business Activities Policy Initial and Quarterly Compliance Attestation

Upon joining the Company, all staff must fully declare their outside directorships or consultancy interests. Subject to consideration by the ARP Board, the employee may need to terminate such outside interest if it may cause conflicts of interest to the Company.

Staff who wish to hold directorship or interest in organization other than the Company must obtain written approval from the Compliance Team and approved by the ARP Board Such requests should be submitted in writing and contain the following information:

• Name and Address of the organization

• Nature of its business

• The remuneration to the employee, including financial and non-financial benefits

• The estimated time involvement with the organization

• Anticipated conflicts of interest with the company

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Outside Business Activities Policy.

10 For purposes of the Outside Business Activities Policy, Immediate Family Members also include any partnership, corporation or other entity in which the Immediate Family Member has a 25% or greater beneficial ownership interest or in which the Employee exercises effective control.

11 INSIDER TRADING

11.1 Introduction

Insider trading is prohibited primarily by Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, Section 204A of the Advisers Act requires investment advisers to adopt, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information (“MNPI”) by the Firm or any of its Employees or affiliates.

The term “Insider Trading” generally means one or more of the following activities (with definitions (capitalized terms) following):

• Trading while in possession of MNPI received from an Insider, Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information;

• Trading while in possession of MNPI11 received from a Temporary Insider or a person breaching a duty of trust or confidence to a source of confidential information, where the information (i) was disclosed by the Temporary Insider in violation of the Temporary Insider’s duty to keep the information confidential or

(ii) was misappropriated by the person breaching a duty of trust or confidence;

• Recommending the purchase or sale of securities while in possession of MNPI; or

• Tipping MNPI to others.

Please refer to Market Misconduct at Section 6.1 in the Compliance Manual for the SFC’s rules on Insider Dealing

11.2 Penalties for Insider Trading

Trading securities while in possession of MNPI or improperly communicating that information to others may expose an Employee to stringent penalties including fines and jail terms. The SEC can also recover profits gained or losses avoided through Insider Trading, impose a penalty of up to three (3) times the illicit windfall, and issue an order permanently barring the Employee from the securities business. An Employee can also be sued by investors seeking to recover damages for Insider Trading. In addition, any violation of the Code’s Insider Trading Policy (see below) can be expected to result in serious sanctions by the Adviser, including termination of employment. In addition, under certain circumstances, the Firm may also be liable for Insider Trading conducted by Employees and, even if the Firm is not found guilty of Insider Trading, the reputational damage resulting from the allegation alone may cause the Firm irreparable harm.

11 “In possession of MNPI” means that the person is aware of MNPI at the time of the trade.

11.3 Definitions

11.3.1 Nonpublic Information

Information is considered “Nonpublic” if it has not been broadly disseminated to investors in the marketplace. Information is broadly disseminated when it has been made available to the public through publications of general circulation (i.e., The Wall Street Journal) or in a public disclosure document filed with the SEC (i.e., Form 8K). There is no set time period between the information’s release and the time it is considered to be fully disseminated into the marketplace. The speed of dissemination depends on how the information was communicated.

11.3.2 Material Information

Information is “Material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. This includes earnings information, merger and acquisition information, significant changes in assets, and significant new products or discoveries.

11.3.3 Insider and Temporary Insider

The term “Insider” is construed by the courts to refer to an individual or entity that, by virtue of a fiduciary relationship with an issuer of securities, has knowledge of, or access to, MNPI. This any employee of an issuer (regardless of title), as well as any controlling shareholder. In addition, a person can be a “Temporary Insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and, as a result, is given access to information. Temporary Insiders include, among others, the Firm’s attorneys, accountants, consultants, financial advisors, and lending officers, and the employees of these organizations. A hedge fund employee may be considered a Temporary Insider depending on the facts and circumstances.

11.3.4 Tipper / Tippee Liability

An Employee (the “Tipper”) who does not trade the security but learns of MNPI from an Insider, Temporary Insider or a person misappropriating information in violation of a duty of trust or confidence, and then shares the MNPI with someone else (the “Tippee”) who then trades that security, may be liable for the trading done by the Tippee. It therefore is important that Employees never pass on MNPI to anyone else who may trade while in possession of MNPI or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows or should have known that the Tipper breached a duty of trust or confidence.

11.4 Breach of Duty

Insider Trading liability is premised on a breach of fiduciary duty, or similar relationship of trust or confidence. In addition to an Insider, the prohibition against Insider Trading can apply to a person even if that person has no employment with the issuer of the securities that are traded, such as a Temporary Insider or an individual who misappropriates his or her employer’s information (including a hedge fund analyst). The Firm does not expect Employees to evaluate this element of Insider Trading, but should be aware of the source of information received that may be Nonpublic and/or Material.

11.5 Firm’s Insider Trading Policy

The Firm’s “Insider Trading Policy” applies to every Employee and extends to activities outside the scope of his or her duties at the Adviser. The Adviser forbids any Employee from engaging in any activities that would be considered illegal Insider Trading. Any questions regarding this Insider Trading Policy must be referred to the CCO.

11.6 Procedures Designed to Detect and Prevent Insider Trading

• Before trading on his or her own behalf, or for others, each Employee consider the following questions regarding information in his or her possession:

– Is the information Nonpublic? Is the information Material? If, after consideration of the above, an Employee believes that the information is Material and Nonpublic, or if an Employee has questions as to whether the information is Material and Nonpublic, he or she should take the following steps:

▪ Report the potential MNPI immediately to the CCO.

▪ Do not communicate the information inside or outside of the Firm, other than to the CCO.

▪ Do not purchase or sell the securities either on behalf of himself or herself or on behalf of others.

• After the CCO has reviewed the issue, the Employee will be instructed whether to continue the prohibition against communication and trading.

Appendix I, “Specific Procedures to Prevent Insider Trading” contains additional guidance and requirements for Employees in connection with situations that may result in the receipt of MNPI. Additionally, as discussed in Section 10 – “Personal Trading Policy,” Employees are required to disclose the existence and location of all Covered Accounts and to arrange for copies of all Covered Account brokerage statements to be sent from the outside financial institution to the Firm’s CCO. Such statements will be reviewed by the CCO.

11.7 Channel Checking

As part of its research process and due diligence on portfolio companies, the Firm may undertake channel checking exercises (“Channel Checks”) by obtaining information about companies by going out into the field and gathering information from retail outlets or speaking to vendors or suppliers of such companies or other parties whose business may have an impact on the business of the company being researched.

Employees are prohibited from using fraud or deception to obtain field research which the SEC considers to be a fraud in violation of Rule 10b-5. An Employee need not disclose his or her affiliation with the Adviser or the reason for seeking the information, but Employees must not make affirmative false representations about his or her affiliation or purpose.

Employees are reminded that the Adviser’s Insider Trading Policy requires Employees to immediately report the potential receipt of MNPI to the CCO and to refrain from discussing the potential MNPI with anyone else within or without the Firm.

The following procedures will take place prior to a Channel Check:

• The CCO’s written pre-approval is required before any Channel Check. The CCO will add the information to the “Channel Check Log.”

• The CCO will review each Channel Check to ensure that the Adviser is not adopting any fraudulent means to obtain information.

• Employees must notify the CCO immediately if any information received via a Channel Check is potentially MNPI.

11.8 Insider Trading Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Firm’s Insider Trading Policy.

11.9 Compliance Responsibilities

The CCO will discuss the Insider Trading Policy at least annually during the Firm’s compliance training meetings to ensure that Employees are properly trained and aware of the required reporting procedures. The Compliance Team will check the Restricted List against trade pre- approval requests. ARP will also check the Restricted List against the Firm’s portfolio trades for potential violations of the Insider Trading Policy. The Adviser’s order management system (OMS) checks the Firm’s portfolio trades against the Restricted List and blocks attempted trades of restricted securities.

12 PAID EXPERT POLICY AND PROCEDURES

12.1 Introduction

The use of expert networks and paid research consultants is not currently part of the Firm’s research investment process. An “Expert Network Group” retains industry experts and matches those industry experts with investment advisory and other firms seeking industry research for a fee. The industry expert is paid by the Expert Network (“Paid Experts”). In addition, advisory firms may retain industry experts independent of an Expert Network and pay them directly (together with Expert Network industry experts, “Paid Experts”). This Policy Statement sets forth the Adviser’s policies and procedures regarding the use of Paid Experts.

In furtherance of the Insider Trading Policy (see below), it is the Adviser’s “Paid Expert Policy” that it not receive from Paid Experts: (i) MNPI; (ii) information that a Paid Expert has agreed to keep confidential, or (iii) information the transmittal of which would breach any duty or law by the Paid Expert. The reason for the Paid Expert Policy, in part, is to reduce the risk of the Adviser or its Employees trading on the basis of MNPI in violation of the federal securities laws.

12.2 Paid Expert Procedures

In furtherance of the Paid Expert Policy, the Adviser has adopted procedures that each Employee is required to follow in utilizing the services of a Paid Expert.

12.2.1 Consultant Retained Through an Expert Network or Political Intelligence Firm

The procedures in this subsection apply to use of the services of a Paid Expert retained through an Expert Network or a Political Intelligence Firm (“Expert Provider”).

12.2.1.1 Pre-approval Procedures

• Approval of Expert Network. Services of a Paid Expert retained through an Expert Provider may be used only after the CCO has approved the Expert Provider in writing (an “Approved Expert Provider”). As part of the approval process, the CCO will evaluate whether the Approved Expert Provider has appropriate internal policies and procedures that address the exchange of MNPI between the Paid Expert and the Adviser.

• Approval of Consultations. Employees must obtain the CCO’s pre- approval before any consultation with a Paid Expert.

• Completion of Pre-consultation and Acknowledgement Questionnaire. A questionnaire substantially in the Form of Appendix J (the “Consultant Questionnaire”) to this Paid Expert Policy must be completed by the Paid Expert. The Adviser, where appropriate, has arranged for an Approved Expert Provider to send the Pre-consultation Questionnaire to their respective Paid Experts and to provide a completed copy to the CCO. Approved Expert Providers may have their own pre-consultation questionnaire that their Paid Experts are required to prepare and, in such case, the Employee must provide the necessary information to the Expert Provider about the consultation necessary for the Paid Expert to complete the Pre-consultation Questionnaire.

12.2.1.2 Approval Guidelines

• Public company employees. Employees are prohibited from speaking with any Paid Expert who is a current employee of a publicly traded company or has been an employee of a publicly traded company within the past 12 months.

• Clinical trials. Employees are prohibited from speaking to Paid Experts who are physicians about such physician’s participation in any clinical drug trial which has not been made public.

• Confidentiality. Employees are prohibited from speaking to Paid Experts who are subject to non-disclosure agreements (NDAs) or confidentiality agreements, except when pre-approved by the CCO.

• Communication restrictions. Employees are strictly prohibited from (i) exchanging any contact information with a Paid Expert at any time and (ii) communicating with a Paid Expert outside the pre-approved scheduled call or meeting.

• Exceptions. The CCO may grant appropriate and appropriately documented exceptions from this policy, such as exceptions to the limitations on the expert networks employed by the Firm and/or the frequency with which an adviser is consulted by a member of the Firm’s investment staff.

12.2.1.3 In-consultation Procedures

• Scheduling. All calls and in-person meetings with Paid Experts must be scheduled through the Expert Provider.

• Bridge Line. All calls must be conducted through a bridge conference line.

• Reminder Notice to Consultant. At the outset of each call or in- person meeting with a Paid Expert, the Employee must recite an oral statement reminding the Paid Expert that the Firm does not wish to receive any MNPI or other confidential information in the form of Appendix K – Oral Consultation Statement to this Paid Expert Policy.

• Employees should remain vigilant in discerning whether MNPI has been divulged by the Expert and, if so, terminate the meeting and/or report the incident immediately to the CCO without discussing it with anyone else.

12.2.1.4 Chaperoning Procedures

The CCO will chaperone a minimum number or percentage of telephonic consultations depending on volume of calls and other factors. Such telephonic consultations arranged through Expert Networks are subject to the Firm’s “Chaperoning Procedures” as follows:

• The CCO will decide whether to chaperone in a way that is visible or not visible to the Employee at the time of the consultation.

• The CCO will maintain a log containing basic details of calls and meetings that are chaperoned.

• The chaperone may, in his or her discretion, take notes of calls and meetings that are chaperoned. Any notes that are made regarding potentially problematic information conveyed during a chaperoned call or meeting and the resolution of the matter should be retained and submitted to the CCO.

• If the chaperone has unresolved concerns at the end of a call, the chaperone must consult the CCO and the CCO may instruct affected employees to refrain from trading in the securities of relevant public companies until a decision can be made about whether formal trading restrictions should be imposed.

• In the event that the CCO determines that MNPI likely was conveyed during a chaperoned call, the Firm will add the security to the Restricted List.

12.2.1.5 Post-trade Review

In conducting periodic post-trade reviews of the Adviser’s trading, and of trading in Covered Accounts, the CCO will consider whether there are indications that a Paid Expert may have transmitted MNPI or confidential information in a fashion inconsistent with this Paid Expert Policy. This analysis may include the review of the trades by the Adviser or Employees following a Paid Expert consultation and their proximity to major corporate events, such as earnings announcements, press releases or other significant events affecting the relevant security’s issuer. For example, for consultations that are not chaperoned, a daily post-trade test surrounding the trade activity of recent consultations. The CCO will review the trade blotter against the list of Paid Experts spoken to within the past five (5) business days to identify trades that may have resulted from information received during the consultation. The CCO will investigate the reasons for any such relevant trade found within the five (5) business day window.

12.2.2 Consultant not retained through an Expert Consultant Provider

The Firm may engage Paid Experts that are not affiliated with an Approved Expert Provider. For an Employee to consult with a Paid Expert outside of an Approved Expert Provider, the Employee must complete the “Consultant Questionnaire (Engagement Outside of Paid Expert Provider)” contained herein as Appendix J below. At a minimum, the CCO will apply the standards in procedures described above applicable to Paid Experts retained through a Paid Expert Provider.

13 POLITICAL INTELLIGENCE FIRMS

As part of its research process, the Firm may retain research firms or consultants to advise on legislative, regulatory or political developments in the U.S. and other countries (“Political Intelligence Firms”). The Stop Trading on Congressional Knowledge Act (the “STOCK Act”) explicitly recognizes that Members of Congress and other U.S. public officials have a duty of confidentiality with respect to material nonpublic information obtained through their official positions. Foreign officials and government employees often have similar duties of confidentiality as well. An investment adviser that employs a Political Intelligence Firm may be exposed to insider trading liability if (i) the Political intelligence firm receives MNPI/Inside Information from a Member or employees of Congress and (ii) the investment adviser trades on such information. In the event that the Firm wishes to engage a political intelligence firm or consultant, the following procedures will apply:

• The Firm will not engage with any political intelligence consultant, whether through a firm or directly, who has been a government official or employee within the past six months.

• Prior to engaging a political intelligence firm or consultant, Compliance will perform due diligence on the firm or individual, which would include reviewing any insider trading knowledge or controls in place.

• The political intelligence firm or consultant must complete a pre-approval questionnaire in which, among other things, they agree not to provide the Firm with any Confidential Information.

• The CCO will review the terms of any agreement with the political intelligence firm or consultant. Such an agreement will include provisions relating to confidential information or MNPI/Inside Information.

Meetings with Government Officials

Employees must obtain the CCO’s pre-approval to participate in meetings, calls, or conferences with government officials or government employees with less than 10 buy-side participants. If there is an unplanned interaction with a government official or government employee in a small group setting, the Employee involved must immediately inform the CCO whether organized by a broker, political consultant or directly with the government official/employee.

The Firm and its Employees are prohibited from compensating or providing anything of value to any government official or government employee, whether directly or through any political intelligence firm, consultant or other third party without prior written pre-approval from the CCO.

Employees must ensure that all such interactions are logged in the appropriate Firm tracking spreadsheet.

If an Employee believes any MNPI/Inside Information may have been disclosed by a political intelligence firm or consultant or government official or government employee, the Employee must immediately end the conversation and contact the CCO.

14 COMMUNICATIONS WITH "VALUE-ADDED INVESTORS”

14.1 Definition

The Adviser’s Funds may at times accept investments from "Value-Added investors.” Although the term Value-Added Investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the investment adviser (such as industry expertise or access to individuals in the investor's network) beyond just the value of their investment. Examples of such investors include executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds. Due to the nature of their position, such investors may possess MNPI.

14.2 Policy and Procedures

Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with Value-Added Investors. Employees should refrain from discussing potentially sensitive topics (for example, specific information about the investor's employer) with a known Value-Added Investor. If there is any question whether

information received from an any investor could be MNPI, Employees are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above and in this Section.

14.2.1 Preclearance Procedures for Value-Added Investors

Prior to any telephone calls, video chats, or in-person meetings between an Employee and a Value-Added Investor, the Employee must obtain [preclearance from the CCO. The following information must be provided to the CCO prior to the meeting including the below information:

a.	Date and place of meeting
b.	Name of Value-added Investor, their employer, and job title
c.	Name of private fund the Value-Added Investor is invested in (or may invest in)
d.	Names of all Employees in attendance and job titles
e.	Purpose of the meeting

The Adviser also will address communications with Value-Added Investors during annual compliance training meetings.

15 CONTACTS WITH PUBLIC COMPANY OFFICIALS

15.1 Introduction

Employees’ contacts with “Public Company Officials,” which is any representative, including junior employees, of a company whose securities are traded in public markets (including the Pink Sheets), represent an important part of the Adviser’s research process. Difficult legal issues can arise when, in the course of these contacts, an Employee becomes aware of MNPI. This could happen, for example, if a company's CFO prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. “Regulation FD” (i.e., "Fair Disclosure," which prohibits public companies from making these kinds of disclosures) does not immunize an adviser from liability for misusing MNPI. Although Public Company Officials should be knowledgeable with respect to Regulation FD, particularly Investor Relations representatives, there remains a risk of exposure to MNPI.

15.2 Scheduled One-on-One Meetings with Public Company Officials

From time to time, Employees will engage in one-on-one meetings with Public Company Officials. For purposes of this section, “One-on-One Meetings” are any pre-scheduled meeting with Public Company Officials including onsite meetings, video conferences or conference calls. The CCO maintains a log of One-on-One Meetings (including virtual meetings) with Public Company Officials which includes the date, time and location of the meeting, the identity of the Public Company Officials in attendance and a general description of the topics to be discussed.

15.3 One-on-one Meetings at Conferences Sponsored by Broker-Dealers

Employees who meet with Public Company Officials during a break-out one-on-one session (or a session with at the most three buyside firm representatives present) at a broker-

sponsored conference should notify the CCO of the meeting as soon as practicable following the meeting, confirm that no potential MNPI was divulged at the meeting, the company involved and who attended the meeting. Employees should keep notes of what was discussed at the meeting and may be asked by the CCO to produce them.

15.4 Compliance Review of Contacts with Public Company Officials

Regardless of whether the One-on-One Meeting is scheduled or a break out meeting at a broker-sponsored conference, the CCO will periodically identify top performing securities in the portfolio (typically measured by percentage gain over the course of the relevant period) and conduct a review to determine whether such performance may have been influenced by MNPI following the relevant One-on-One Meeting with a Public Company Official. As part of this review, the CCO will examine the following during the period: trades in these securities, news events and announcements and employee electronic communications. The CCO will document the securities reviewed for the period as well as the outcome of the review.

16 COMMUNICATIONS WITH OTHER "BUY SIDE" FIRMS

16.1 Introduction

Communications with other "Buy Side Firms” (i.e., other investment managers or investing institutions) may constitute a significant part of the Firm's research process and may occur on a formal (for example, “idea dinners”) or informal basis. While such communications can be very beneficial to Clients by assisting the research process, these communications also entail certain additional risks. In particular, these risks include:

• MNPI: There is a heightened risk of obtaining MNPI in discussions with other Buy Side Firms. Front-Running: The sharing of investment targets and other confidential portfolio-level information could cause other buy side firms to front- run trading for Clients, which could operate as a detriment to the Clients' investments.

• Disclosure of confidential or proprietary information: Confidential or otherwise proprietary information may be improperly shared with other market participants.

16.2 Compliance Review of Communications with Buy-Side Firms

Except in the case of private investments in which the Adviser is investing alongside third parties, Employees are generally prohibited from communicating information pertaining to specific securities transactions prior to those transactions taking place with anyone outside the Firm (including Buy Side Firms). Commensurate with these risks, the Adviser has implemented training sessions for all investment team Employees relating to communications with Buy Side Firms. The CCO also will conduct testing and surveillance to monitor whether Employees are improperly communicating with other Buy Side Firms. Such testing may include review of electronic communications between Employees and personnel of other Buy Side Firms.

17 ALTERNATIVE DATA PROVIDERS

Employees are required to obtain the CCO’s pre-approval prior to engaging a new research provider or alternative data provider, or purchasing a new research product or service from a new or existing provider. This includes providers of data or “big data,” or firms that would web scrape or extract data from websites, in addition to other research providers. This requirement applies to “trial periods,” irrespective of whether a written contract is to be executed.

Employees are required to obtain the CCO’s approval prior to requesting any customized research, even if the research is conducted by a service provider that already works with the Firm. If Employees learn that an existing research or alternative data provider has shifted its approach or is offering materially new products or services, for example, if a traditional sell- side research firm starts offering alternative data, the CCO must be alerted so they can consider whether additional diligence should be conducted.

17.1 Web Scraping

The CCO must pre-approve any “web scraping” projects or projects involving extracting data from websites or other similar automated methods for retrieving data at scale.

PLEASE REACH OUT TO THE CCO FOR ANY CLARIFICATIONS/QUESTIONS/COMMENTS RELATING TO THE CODE OF ETHICS.

Appendix A – Gifts and Entertainment Form

Gifts and Entertainment Form
Please refer to Section 6.4 and 6.5 of the Code of Ethics for the relevant thresholds.
This form is for :	❑ Notification ❑ Approval
Employee name:
Nature:	❑ Received ❑ Offered ❑ Gift ❑ Entertainment
The Employee is the:	❑ Donor ❑ Recipient
Donor or Recipient Firm name:
Description of Gift/Entertainment:
Reason of Gift/Entertainment:
Is the Gift/Entertainment for/from a broker?	❑ Yes ❑ No
For Entertainment, indicate the number of headcount:
Approximate Value (total value + value per headcount if applicable)
I confirm that I know of no reason why the receipt or donation of the above gift should conflict with any duty owed to any client or with the best interest of any client.
Signature of Employee:
Approved By:

Date:

Appendix B – New Employee Political Contribution Disclosure Form

Pursuant to the Firm’s Pay to Play Policy you must disclose each direct or indirect Contribution1 you made to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the (i) two-year period prior to the date of this Disclosure Form for individuals involved in soliciting clients of ARP; or (ii) six-month period prior to the date of this Disclosure Form for individuals not involved in soliciting clients of ARP. Please attach additional pages as necessary and direct any questions about this Form to the CCO.

Name of individual (or entity) who made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

1 “Contribution” is broadly defined and means the giving of anything of value in connection with any election for U.S. federal (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

Yes No

Has your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

Yes No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Appendix C – Political Contribution Pre-Approval Request Form

Pursuant to the Firm’s Pay to Play Policy, you and your Immediate Family Members (as defined in this Code) are required to obtain the CCO’s pre-approval for Contribution as defined in Appendix C above. Please direct any questions about this Form to the CCO.

Employee’s name and title:

Employee’s place of principal residence (city and state):

I hereby request pre-approval for the following Contribution:

Name of candidate/political party/political action committee to whom Contribution will be made (for candidates, include name, title and any city/county/state or other political subdivision affiliation):

Expected date and form of Contribution (i.e., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

Representations:

To the best of my knowledge, the position to which the candidate seeks election or the position currently held by the candidate does not: (a) involve any direct or indirect responsibility for, or ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or able to influence the outcome of, the hiring of an investment adviser by a government entity.

I have not made any other Contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle. If so, I have received a separate pre-approval for such Contribution, a copy of which is attached to this request.

The undersigned hereby certifies that (i) all information provided herein is accurate and (ii) the Contribution for which the undersigned seeks pre-approval as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

Appendix D – Initial Holdings / Semi-Annual Holdings Report

Name of Employee:

The following sets forth all accounts of any Reportable Securities (as defined in Section 9.3 and Section 9.4 of the Code of Ethics) as of  .

❑ I have no Covered Accounts or Non-Discretionary Managed Accounts.

❑ I have Covered Accounts or Non-Discretionary Managed Accounts. (Please list out all relevant accounts (including both Covered and Non-Discretionary Managed Accounts) and make the appropriate additional declarations.)

Name on Account	Relationship to Employee	Broker, Dealer or Bank Where Securities Held	Type of Account	Covered Account / Non- Discretionary Managed Account*	Date of Statement of Holdings provided	Account Number

❑ *Applicable if you maintain a Covered Account.

Please see the attached brokerage statement(s) provided to the CCO that contains information regarding the Reportable Securities (and to the extent applicable, Limited Offerings) above including the name on the account, title and type of securities held, security identifier, number of shares, amount held and the name of the broker, dealer or bank holding the positions on the Employee’s behalf.

In the event that a personal holding has been automatically executed without action and/or consent of any Access Persons (e.g., due to margin calls, divestment, etc.), the details of the transaction must be reported to the CCO within 48 hours of the transaction or when any Access Person is made aware.

❑ *Applicable if you maintain a Non-Discretionary Managed Account

I declare that the delegated investment manager(s) (“Delegated Investment Manager”) for the Non-Discretionary Managed Account(s) have full investment discretion and I will not have any role in the management of the investments within the(se) account(s).

Definitions

A “Covered Account” includes accounts in which the Access Person has direct or indirect influence or control over the account’s investment decisions.

A “Non-Discretionary Managed Account” includes accounts in which the Access Person does not have any direct or indirect influence or control over specific investment decisions and all investment decisions are made by a third party unrelated to the Access Person or ARP. Non-Discretionary Managed Accounts may include but are not limited to: private funds, occupational retirement schemes and accounts held and managed with wealth managers.

Employee Certification

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) he or she has not engaged in any transactions that would violate the Personal Account Dealing Policy.

Name:   Signature:

Appendix E – Personal Trade Pre-Approval Request Form

Pre-clearance from a Compliance Officer is required for all transactions as set forth in this Compliance Manual. The Compliance Officer will check the Firm’s Restricted List and Grey List (as defined in the Compliance Manual) and seek approval from the Investment Team prior to granting approval. Please complete this form and return it to the Chief Compliance Officer cco@actusraypartners.com.

Employee Name:  _ Account Holder(s):    Relationship to Employee:

Date:  _ Issuer:  _ Type of Security:      Buy/Sell:     Quantity:     Current Price:

Buy/Sell and Date of Last Transaction:

I DECLARE THAT:

(i) I am not in possession of material nonpublic information concerning or affecting the issuer(s);

(ii) I am not aware of a pending research report involving or relating to the issuer(s);

(iii) I am not aware of a material pending client or proprietary trade involving these securities;

(iv) These trades conform to the Personal Trading Policy contained in the Code of Conduct; and

(v) If approved, I understand that the authorization is valid only within 24 hours of approval.

Name:   Signed:   Date:   APPROVAL:

Comments:

Appendix F – Limited Offerings Pre-Approval Form Employee name:   Name of Organization:     Nature of Business:

Legal Status of Entity (corporation, LP, LLC):     Business Address:    Principals:

  Publicly Traded  Privately Placed  Non-Profit

To the best of your knowledge, does the company or any of its affiliates conduct or plan to conduct business with the Firm?  Yes  No

If Yes, please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years?  Yes  No

If Yes, please explain:

Description of the Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in (if applicable):

[Insert Firm Name]

Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates?  Yes  No If yes, please explain:

Estimate your total equity ownership interest in the company:  %

Through your investment do you have the right to participate in the management, or the right to board membership or board observation rights?  Yes  No

If yes, please explain:

 _

Appendix G – Notification form for Restricted Securities

Given time sensitivities, the information contained in the below notification may be obtained via email or over the phone but critically the information should be captured and stored in the Firm’s documentation.

Strictly Private & Confidential

To: The Chief Compliance Officer (“CCO”)

From: …………………………………………………………………………..

Title: ………………………………………….............................................

Price Sensitive Information Notice In accordance with the firm’s policies and procedures concerning the receipt and control of price sensitive information, I am notifying the CCO that I have received price sensitive information regarding the following company: Company / Companies involved: *Stock Code : *

Please note that other securities relating to the above security may be added to the restricted list.

Brief details of information received:	Individual/Firm providing information:
Date received:	Time received:
Medium of information transmission:	Other staff present:
“Expected Out” date:

I acknowledge that as an insider I am prohibited from dealing in the shares or other securities of the above company(ies) for the firm’s clients or for my own account. I am allowed to disclose this information to fellow investment team members and members of other investment desks where appropriate, however I acknowledge that I am prohibited from passing information to anyone else, both within and outside the firm without the express authority of the CCO.

Name:	Signature:
Date:	Department:

1) Adding the stock to the restricted list: CCO Check (please tick):

Added to system Restricted list updated Staff notified

Name:	Signature:
Date:

2) Removing the stock from the restricted list (only to be removed at the date the firm is no longer considered ‘inside’ and only on authorization via email from the originator

- being the name and signatory on the notification form):

CCO Check (please tick): Written authorization to remove Removed from system Restricted list updated

Staff notified

Name:	Signature:
Date:

Appendix H – Outside Business Activity Pre-Approval and Insider Disclosure Statement

Outside Affiliations

1. Other businesses in which I am engaged (i.e., take an active role):

Name of Business Role

Name of Business Role

2. Entities by which I am employed or receive compensation:

Name of Entity Affiliation or Title

Name of Entity Affiliation or Title

3. Business organizations in which I am an officer, director, partner or employee:

  Public Co.

Name of Entity Affiliation or Title

  Public Co.

Name of Entity Affiliation or Title

4. Describe interests in any securities, financial or kindred business:

Yes No

Yes No

5. Do you own a significant position in any publicly held company’s securities? Describe:

Insider Disclosure

Please indicate below whether you or any member of your immediate family is an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member Relationship

Name of Entity Affiliation or Title

Name of Family Member Relationship

Name of Entity Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Name:

Signature:

Date:

Appendix I – Specific Procedures to Prevent Insider Trading

I. Procedures Governing Communication with Third Parties

When Employees communicate with third parties there is a risk that they may obtain MNPI that restricts the Firm’s ability to purchase and sell securities. The Firm has adopted specific procedures governing Employees’ interactions, which are designed to limit the Firm’s inadvertent receipt of potentially restricting information and to alert the Firm to any circumstance in which potentially restricting information has been conveyed to an Employee.

To help prevent unwanted receipt of MNPI, Employees generally should preface conversations with third parties with the statement that the Firm (i) is a public investor, (ii) does not want to receive MNPI, (iii) will not agree to keep information confidential and (iv) will not agree to refrain from trading on that information (the Firm will engage in its own, internal legal analysis on the lawfulness of any trading it contemplates and will comply with all legal requirements).12 If an Employee receives requests for the Firm to participate in investment or trading activities that convey the receipt of non-public information about an issuer or its securities, they are expected to notify the CCO immediately. The CCO will assess the nature of the information conveyed or anticipated, and determine whether or not to add the issuer to the Restricted List. Solicitations to participate in a private investment in public equity (“PIPE”), when the PIPE has not been publicly announced, conveys MNPI since a company’s need for financing reflects generally on the company’s financial situation. These are to be alerted to the CCO immediately so that the issuer can be added to the Restricted List.

II. Procedures Governing Formal and Informal Confidentiality Agreements

In the normal course of business, Employees may be given the opportunity to learn of confidential information about an issuer provided pursuant to a confidentiality agreement between the Firm and an issuer or an adviser to the issuer (for example, when considering the purchase of a privately negotiated investment, such as bank debt). In order to track the Firm’s obligations and assess any potential restrictions on trading as a result of receipt of confidential information, all confidentiality agreements must be reviewed, approved, and maintained by the CCO, and the relevant Employees, in consultation with the CCO, will determine if the issuer should be placed on the Restricted List.

The opportunity to learn of confidential information about an issuer, and the confidential information itself, may be presented orally (for example, via a call from a bank or broker acting as adviser or agent of an issuer). At times, the party providing the information by telephone

12 Conversations that Employees may have about a public company with the senior management of that public company pose significantly less risk of trading restrictions and of appearance issues, since senior company managers are expected to understand and comply with their duties to not selectively disclose their companies’ MNPI, and the Firm does not pay for the time of these senior company managers. These interactions nonetheless could result in the receipt of MNPI and Employees are expected to notify the CCO immediately, as required by the Insider Trading Policy, if the Employee believes that he or she has received what may be MNPI during any suchinteraction.

may follow up with an email to the Firm which assigns certain legal terms to the confidential information provided (which may or may not have been conveyed orally) and either requests a confirmation by email of those terms or asserts that such terms have already been agreed to orally. It is important that no one other than the CCO reply to any emailed “over-the-wall” confidentiality agreements. Accordingly, if you receive (or if you have any question about whether you may have received) an “over-the-wall” confidentiality agreement, you should contact the CCO immediately.

III. Required Pre-Approval for Service as a Director or on a Creditor’s Committee or in a Similar Capacity

Employees may not serve as a director to any company or entity without obtaining the CCO’s pre-approval. Employees may not serve on a creditors’ committee (whether formal or informal), or in a similar capacity, without obtaining the CCO’s pre-approval. Service in these capacities may give Employees access to one or more of the following: (i) information subject to the attorney-client privilege (for example, communications from counsel hired by a creditors’ committee); (ii) non-public company information (for example, corporate information shared with the board of directors); and (iii) confidential information (for example, ad hoc committee members’ strategies, shared under a confidentiality agreement). Potential trading restriction issues will be addressed in determining whether to approve the proposed service, as may be other considerations, including the potential liability and conflicts of interest associated with such positions.

Employees generally should not share the Firm’s confidential information with companies on whose boards or committees the Employee sits. In a situation where the Employee believes that sharing the Firm’s confidential information may be in the best interest of the Firm’s Clients; the Employee should consult the CCO.

Appendix J - CONSULTANT QUESTIONNAIRE (Engagement Outside of Paid Expert Provider)

In connection with each consultation, please complete this form and submit it to the CCO. If you have any questions, please contact the CCO.

A. General Information

1. Subject of consultation:

2. Company being researched:

3. Do you expect to talk about any particular companies? Yes No

a. If so, please identify:

4. Anticipated Consultation Date:

5. Select all documents that the consultant has executed and that you have submitted to the CCO:

Pre-Consultation Questionnaire and Acknowledgement Consulting Agreement - Non-Expert Network Consultant

B. Consultant Information

1. Consultant Name:

2. Employer:

3. Employer Type:

Issuer of publicly traded securities Private company

Issuer of publicly traded securities

4. Consultant/Consultant’s employer’s relationship to company being researched (select all applicable)

Customer  Distributor

Supplier  Competitor Former Employee  Other

If you selected “other,” please describe:

5. What information do you expect to consultant to provide?

6. Will the consultant be asked to provide information about a customer of or supplier to the company that employs the consultant?

Yes No

By submitting this questionnaire, I affirm that the information provided herein is complete and accurate, and I understand that I am required to obtain approval from the CCO prior to engaging in any subsequent communications with this consultant. I further agree to notify the CCO immediately upon becoming aware of any issues involving this consultant.

Name:

Date Submitted:

Appendix K - ORAL CONSULTATION STATEMENT

Prior to the beginning of each consultation, please read in substance the following statement:

You have signed and returned to [name of Paid Expert Provider (for Paid Expert Providers)] / [Firm Name] questionnaire and acknowledgment for this call. Are your responses to that document still accurate today?

Thank you. As you know, I am calling from ActusRayPartners Limited, an investment adviser that trades securities. As such, we do not want to receive any confidential or material, nonpublic information about any publicly traded companies because we do not want to restrict our trading ability.

Please do not proceed with the consultation if the Paid Expert is unable to confirm the continued accuracy of the Pre-Consultation Questionnaire and Acknowledgment (Appendix L following), if the Paid Expert has not signed and returned such a Pre-Consultation Questionnaire and Acknowledgment or if the Paid Expert otherwise indicates that he cannot proceed with the call or the meeting.

Please consult with the CCO if you have any questions about a Paid Expert’s response.

Appendix L - PRE-CONSULTATION QUESTIONNAIRE AND ACKNOWLEDGMENT

Subject of consultation:

Specific companies relevant to consultation:

1.  ActusRayPartners Limited does not want to receive material nonpublic information or other information that is proprietary or confidential. Do you agree that you will not provide ActusRayPartners Limited with such information?

Yes No

2.  ActusRayPartners Limited does not want to receive information if the provision of such information would violate any duty of confidentiality that you have as a result of an agreement or contract, your employer’s restrictions or because of your position or otherwise. Do you agree that you will not provide ActusRayPartners Limited with such information?

Yes No

3.  ActusRayPartners Limited does not wish to receive material nonpublic information, such as information about aggregate earnings, sales, or revenues or about a merger or acquisition that has not been announced. Do you agree that you will not provide ActusRayPartners Limited with such information?

Yes No

4. Does your employer have a policy prohibiting outside business activities?

Yes No

5. Are you prohibited by your employer from participating in a consultation?

Yes No

6. A. Are you currently or have you within the past 6 months served as an officer, director, employee, or acted in any similar capacity for any publicly traded company or a subsidiary of a publicly traded company?

Yes No

B. If you answered “Yes” to 6A, please provide the company name and your position held at the company.

Company Name:   Position:

7. A. Except as disclosed in question 6, are you currently or have you within the past 6 months acted as a consultant, attorney, auditor, or other position in which you had access to confidential information about any publicly traded company or subsidiary of a publicly traded company?

Yes No

B. If you answered “Yes” to 7A, please provide the company name and your position held at the company.

Company Name:    Position:

8. A. Are you currently an official, employee, or serve on a board or committee of a governmental (federal, state or local) entity?

Yes No

B. If you answered “Yes” to 8A, please provide the name of the entity and your position held.

Entity Name:    Position:

9. A. Have you accepted employment or otherwise entered into an agreement to provide services to a publicly traded company, subsidiary of a publicly traded company, or governmental entity?

Yes / No

If you answered “Yes” to 9A, please provide the name of the entity and your position held.

Entity Name:

Position:

Is the biography that you have submitted to [NAME OF EXPERT CONSULTANT PROVIDER] a complete, accurate and updated list of your current and previous employment?

Yes No

10. As a member of [NAME OF EXPERT CONSULTANT PROVIDER], you have entered into an agreement to abide by [NAME OF EXPERT CONSULTANT PROVIDER]’s Terms & Conditions. Do you agree to abide by the terms of your agreement(s) in your dealings with ActusRayPartners Limited?

Yes No

11. By submitting a response to this questionnaire, you acknowledge that the responses you have submitted are accurate, you understand that ActusRayPartners Limited will rely on your responses and you agree that, if you are selected for a consultation, you will affirmatively notify ActusRayPartners Limited of any changes to your responses prior to the commencement of the consultation.

Agree / Disagree

Please complete, sign, date and return to [contact at Paid Expert Provider for Paid Expert Provider consultations, or the CCO for all other consultations].

Name:

/s/

Date: